Exhibit 10.17

This Management Agreement (this “Agreement”) is dated 10 April, 2025, and is entered into by and between:

1.	Yongnan ZHOU, holder of Dominica passport with passport number RA096191 and having his address at No. 26 Tonggang Road, Changjing Town, Jiangyin City, Jiangsu Province (“Party A”); and

2.	Xinruixiang Holding Limited, a limited liability company incorporated under the laws of The Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China (“PRC”) and having its registered address at Flat/Rm A 12/F, 300 Lockhart Road, Wan Chai, Hong Kong (“Party B”)

(Collectively referred to in this Agreement as the “Parties.”)

RECITALS:

1.	According to the register of beneficiaries of GREAT RICH TECHNOLOGIES LIMITED, a company incorporated and existing under the laws of Hong Kong and having its ordinary shares listed at KOSDAQ (the “Company”), kept by Korea Securities Depository as of 5 March 2025: Party A owns 31,351,311 ordinary shares (representing 38.78% of the total issued share capital of the Company) comprising 31,189,311 ordinary shares recorded under the name of Party A and 162,000 shares recorded under the name of Haitong International Securities Company Limited, as securities agent of Party A) (collectively, “Party A Shares”) and Party B owns 9,718,335 ordinary (constituting 12.02% of the total issued share capital) (“Party B Shares”).

2.	The Parties agree to enter into this Agreement in respect of Party A Shares, subject and pursuant to the terms of this Agreement.

NOW THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

1.1	Definitions:

Business Day: a day, other than a Saturday, Sunday or public holiday in Hong Kong, when banks in the capital, if applicable, are open for business.

Business Hours: the period from 9.00 am to 5.00 pm on any Business Day.

Company: has the meaning given to it in paragraph 1 of the Recitals.

Encumbrance: any mortgage, pledge, lien, assignment, set-off or trust agreement or arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

FSS: Financial Supervisory Service of Korea.

Hong Kong: Hong Kong Special Administration Region of the People’s Republic of China.

Parent Co: has the meaning given to it in Clause 2.1.

Party A: includes his nominee.

Party B: includes its nominee.

Parties: Party A and Party B, and a Party means any of them.

Party A Shares: has the meaning given to it in paragraph 1 of the Recitals, and includes shares of the Company to be from time to time allotted by the Company to Party A or acquired by Party A from any third party, and include all options and other rights to subscribe for, purchase or otherwise acquire any share of the Company arising from Party A’s holding any Party A Shares, and any other rights attaching or relating to Party A’s holding any Party A Shares.

Party B Shares: has the meaning given to it in paragraph 1 of the Recitals, and includes shares of the Company to be from time to time allotted by the Company to Party B or acquired by Party B from any third party, and include all options and other rights to subscribe for, purchase or otherwise acquire any share of the Company arising from Party B’s holding any Party B Shares, and any other rights attaching or relating to Party B’s holding any Party B Shares.

Security Interests: has the meaning given to it in Clause 3.1.

Share Charge: has the meaning given to it in Clause 3.1.

1.2	Interpretation:

a)	A reference to legislation or a legislative provision is a reference to it as amended or re-enacted. A reference to legislation or a legislative provision includes all subordinate legislation made under that legislation or legislative provision.

b)	Any phrase introduced by the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

c)	A reference to writing or written excludes fax but includes email.

d)	An agreement refers to the agreement including its amendments and supplements from time to time entered into.

e)	An agreed form of a document means, before signing, the form of the document agreed by the parties to the document.

f)	A party includes its successors and assigns.

g)	A reference to a company includes any company, corporation or other body corporate, wherever and however incorporated or established.

h)	A person includes an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

i)	The schedules and appendices referenced herein form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes such schedules and appendices.

j)	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

k)	Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

l)	References to clauses, schedules and appendices are to the applicable clauses, schedules and appendices of this Agreement and references to paragraphs are to paragraphs of the relevant clause, schedule or appendix of this Agreement.

m)	Time shall be of essence.

2.	MANAGEMENT OF PARTY A SHARES

2.1	The Parties agree that for purpose of having the ordinary shares of Great Future Technology, Inc and/or other ultimate or intermediate parent company of the Company (“Parent Co”) to be listed at NASDAQ and thereafter to remain listed at NASDAQ in compliance with all laws applicable to such listing, and in furtherance of such listing and compliance, Party A appoints Party B to manage, and Party B accepts such appointment, Party A Shares in the same manner as Party B would manage Party B Shares.

2.2	For the purpose of giving effect to Clause 2.1 above, Party A:

a)	shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Party A Shares (and shall not hereafter appoint any nominee for any Party A Shares) except with the prior written consent of Party B;

b)	shall not create or permit to be created or subsist any Encumbrance over Party A Shares (including without limitation pledging Party A Shares, or any of the voting rights or economic interests ensuing therefrom to any other person), except with the prior written consent of Party B;

c)	shall promptly:

(i)	notify Party B of its acquisition of, or agreement to acquire, any additional Party A Shares;

(ii)	subject to Clause 2.2 f), notify Party B of the declaration, payment, receipt, offer or issue of any rights in respect of any Party A Shares;

(iii)	deliver each circular, notice, report, set of accounts or other document received by Party A or its nominee relating to any of Party A Shares notice or document to be circulated from time to time by the Company to Party A in respect of Party A Shares;

(iv)	deliver all information made by the Company pursuant to any articles of association or other constitutional or governing document relating to Party A Shares.

d)	shall only exercise or direct the exercise of the voting and other rights attached to Party A Shares according to Party B’s written instructions. and to the extent that it is permissible by Hong Kong and Korean laws and listing requirements, irrevocably and exclusively (i.e. to the exclusion of any third party including Party A) authorize Party B to be his attorney-in-fact and give direction and exercise the voting and other rights attached to Party A Shares;

e)	shall, to the extent that it is permissible by Hong Kong and Korean laws and listing requirements, promptly execute and/or deliver to Party B such forms of power of attorney or proxy as Party B requires with a view to enabling Party B to exercise those rights;

f)	agrees that any cash dividend and other income or distribution of whatsoever nature deriving from Party A shares belongs to and inures to the benefit of Party B and shall, subject to the applicable Hong Kong law and Korean laws and listing requirements, promptly and/or caused to be transferred transfer such cash dividend and such income or distribution of whatsoever nature deriving from Party A Shares to an account of an authorized bank from time to time designated by Party B;

g)	shall promptly perform all calls or other payment obligations in respect of Party A Shares when due.

2.3	For the purpose of giving effect to Clause 2.1 above, each Party:

a)	shall take all such action (including without limitation making all disclosures, filings and registrations with Korea Exchange for so long as Party A Shares and Party B Shares remain listed at KOSDAQ and with NASDAQ for so long as the shares of Parent Co remain listed at NASDAQ) as may be necessary for the execution and performance of this Agreement by the Parties or each of them and for the perfection of the Security Interests created hereunder.

3.	Creation of Security Interests

3.1	Party A, as legal and beneficial owner and as continuing security for the due and punctual payment, performance, and discharge of all of agreements, covenants, obligations, and liabilities of Party A in, moneys due by Party A under, and accuracy of the representations and warranties of Party A in this Agreement, agrees to execute a deed (“Share Charge”) on or before the date of this Agreement in favour of Party B for purpose of charging all Party A Shares (subject to exclusion of mentioned in Clause 3.3), all options and other rights to subscribe for, purchase or otherwise acquire any share of the Company arising from Party A’s holding any Party A Shares, and any other rights attaching or relating to Party A’s holding any Party A Shares (collectively, the “Security Interests”) in favour of Party B.

3.2	Party A covenants that in the Share Charge 100% of Party A Shares (subject to exclusion mentioned in Clause 3.3) shall at all times be charged to Party B, as a first priority Encumbrance in favour of Party B, subject to and pursuant to the applicable Hong Kong law and Korean law and listing requirements.

3.3	For so long as the applicable Korea law and listing requirements do not acknowledge or recognize the arrangement (“Nominee Arrangement”) of a shareholder and a nominee (other than Korea Securities Depository) with regarding the holding of any share listed at KOSDAQ by the nominee on behalf of the shareholder, the Parties agree that Party A Shares to be charged under the Share Charge exclude Party A Shares presently registered in the name of Haitong International Securities Company Limited.

4.	General Undertakings

4.1	Party A and Party B undertake to obtain the following consent(s) and make the following disclosure(s) and reporting may be required by Korean legal requirement and listing rules:

a)	report to FSS within 5 business days from the date of this Agreement and the Share Charge;

b)	in respect of any intended enforcement of the Security Interests:

(i)	disclose such intended enforcement at least 30 days prior to the intended date of enforcement of the Security Interests;

(ii)	obtain approval of FSS on the over-the-counter transactions before the enforcement of the Security Interests;

(iii)	for every disposal, if the aggregate disposed shares of Party A and/or Party B constitute at least 1% of the total issued ordinary shares of the Company: amendment report on Stocks Held in Bulk to FSS within 5 business days from the date of disposal;

(iv)	for every disposal constituting at least 1,000 ordinary shares of the total issued ordinary shares of the Company: amendment report on Status of Specific Securities Owned by significant shareholder, etc. to FSS within 5 business days from the date of disposal.

5.	Representations and Warranties

5.1	Each Party represents and warrants to the other Party as follows:

a)	such Party shall have the power and ability to enter into and deliver this Agreement and to perform its respective obligations thereunder. Upon execution, this Agreement will constitute its legal, valid and binding obligations and shall be fully enforceable in accordance with its terms;

b)	the execution and performance of this Agreement shall not: (i) violate any relevant laws and regulations; (ii) (applicable to Party B) conflict with the Articles of Association or other organizational documents of Party B; (iii) cause to breach any agreements or instruments or having binding obligation on it, or constitute a breach under any agreements or instruments or having binding obligation on it; (iv) breach relevant authorization of any consent or approval and/or any effective conditions; or (v) cause any authorized consent or approval to be suspended, removed, or cause other added conditions;

c)	such Party has complied with all applicable laws and regulations in connection with this Agreement; and

d)	there are no pending or ongoing litigation, arbitration or administrative procedures (including bankruptcy or insolvency proceedings) with respect such Party, its assets, and such Party has no knowledge of any pending or threatened claims to the best of its knowledge.

5.2	Party A further represents and warrants to Party B that:

a)	Party A is not a party to any contract for the sale, lease, transfer or other disposition of any Party A Shares, not to any nominee arrangement with respect to Party A Shares other than the nominee arrangement and with respect to Party A Shares described in clause 1 of the Recitals; and

b)	None of Party A Shares is subject to any Encumbrance other than the Security Interests to be created in favour of Party B pursuant to this Agreement.

6.	Termination

6.1	This Agreement shall become effective upon signing by the Parties and may only be terminated in accordance with this Clause:

a)	If the intended direct or indirect initial listing of the ordinary shares of Parent Co at NASDAQ does not take place on or before 30 June 2026 for whatever reason;

b)	If Party A ceases to have any of Party A Shares; provided, however that this Agreement shall not be terminated in the event of (i) a transfer of Party A Shares by reason of applicable laws of inheritance or dissolution of marriage, or (ii) to the extent permitted by applicable law, an involuntary transfer in bankruptcy or insolvency proceeding to or for the benefit of creditors of Party A.

7.	Notice

7.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by electronic means or letter.

7.2	Addresses

The address, email (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement are as follows:

a)	in the case of Party A, to:

Address	:	No. 26 Tonggang Road, Changjing Town, Jiangyin City, Jiangsu Province
Attention	:	Yongnan ZHOU
Email	:	zyn888@tonglioptech.com

b)	in the case of Party B, to the contact details below, or any substitute address, or department or officer as it may notify to the other Party by not less than five Business Days’ notice:

Address	:	No. 26 Tonggang Road, Changjing Town, Jiangyin City, Jiangsu Province
Attention	:	Yongnan ZHOU
Email	:	zyn888@tonglioptech.com

7.3	Change of Contact Details

A Party may notify the other Party of a change of its relevant address or facsimile number for the purposes of Clause 7.2, provided that such notification shall only be effective on:

a)	the date specified in the notification as the date on which the change is to take place; or

b)	if no date is specified or the date specified is less than two Business Days after the date on which notice is given, the date falling two Business Days after notice of any such change has been given.

7.4	Delivery

a)	Any communication or document made or delivered by one Party to another under or in connection with this Agreement will be effective:

(i)	if by way of letter, subject to Clause 7.4 b), only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 7.2, if addressed to that department or officer.

b)	Any communication or document to be made or delivered to Party B will be effective only when actually received by Party B and then only if it is expressly marked for the attention of the department or officer identified with Party B’s signature below (or any substitute department or officer as Party B shall specify for this purpose).

c)	Any communication or document which becomes effective, in accordance with paragraphs a) and b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

7.5	Electronic communication

a)	Any communication to be made between the Parties under or in connection with this Agreement may be made by electronic mail or other electronic means to the extent the Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if the Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to another Party only if it is addressed in such a manner as the second mentioned Party shall specify for this purpose.

c)	Any electronic communication which becomes effective, in accordance with paragraph b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

7.6	English and Chinese Language

a)	Any notice given under or in connection with this Agreement must be in English or Chinese.

b)	All other documents provided under or in connection with this Agreement must be in English or Chinese:

8.	ASSIGNmENTs

A Party may not assign or transfer any of its rights or obligations under this Agreement, except with the prior written consent of the other Party.

9.	Partial Invalidity

If, at any time, any provision or condition of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.	Entire Agreement

This Agreement, together with and including the Share Charge, sets forth the entire agreement and understanding between the Parties and supersedes and extinguishes any prior drafts, agreements, undertakings, understanding, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to such matters as have been regulated by the provisions of this Agreement.

11.	Amendment and Variations

No modification, amendment or waiver of this Agreement or provision hereof shall be binding upon any Party except by a formal, definitive written agreement expressly referring to the Agreement, which agreement is executed by both Parties.

12.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

13.	Contracts (Rights of Third Parties) Ordinance; BINDING EFFECT

13.1	A person who is not a Party shall not have any rights under the Contracts (Rights of Third Parties) Ordinance to enforce any terms of this Agreement but, subject to this Agreement, this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Ordinance:

13.2	This Agreement shall be binding on the Parties’ successors and assigns.

14.	Governing Law

This Agreement and all matters of interpretation and performance of this Agreement will be governed by Hong Kong law.

15.	Enforcement

15.1	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

15.2	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

15.3	This Clause 15 is for the benefit of Party B only. As a result, Party B shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, Party B may take concurrent proceedings in any number of jurisdictions.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as a deed on the date stated at the beginning.

SIGNED, SEALED and DELIVERED

by Yongnan ZHOU:	/s/ Yongnan Zhou

SIGNED as a DEED

Of Xinruixiang Holding Limited by authorized director,

/s/ Yongnan Zhou
Yongnan ZHOU